UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2023

UNITED HOMES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39936	85-3460766
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

90 N Royal Tower Drive Irmo, South Carolina	29063
(Address of principal executive offices)	(Zip Code)

(844) 766-4663

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Shares, par value $0.0001 per share	UHG	The Nasdaq Stock Market LLC
Warrants, each exercisable for one Class A Common Share for $11.50 per share	UHGWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference, as applicable.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 10, 2023, United Homes Group, Inc. (the “Company”) entered into the Second Amended and Restated Credit Agreement by and among the Company, Great Southern Homes, Inc., a South Carolina corporation and a wholly-owned subsidiary of the Company (“GSH”) (the Company and GSH, individually or collectively, jointly and severally, the “Borrower”), Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), Wells Fargo Securities, LLC, as the sole Lead Arranger and sole Bookrunner, and the lenders party thereto (the “Lenders”). The Second Amended and Restated Credit Agreement amends and restates the Amended and Restated Credit Agreement dated as of March 30, 2023 (as the same may have been amended, the “Existing Credit Agreement”) in its entirety and adds the Company as a party. Capitalized terms used and not otherwise defined herein have the meanings given them in the Second Amended and Restated Credit Agreement.

The Second Amended and Restated Credit Agreement provides for a three-year revolving credit facility of up to $240,000,000 (the “Revolving Loans” or the “Amended Credit Facility”). The Amended Credit Facility also includes a $2,000,000 letter of credit as a sub-facility subject to the same terms and conditions as the Amended Credit Facility. The Company pays a fee ranging between 15 and 30 basis points per annum depending on the unused amount of the Amended Credit Facility. The fee is computed on a daily basis and paid quarterly in arrears. The Maturity Date of the Amended Credit Facility is August 10, 2026.

The Amended Credit Facility contains certain financial covenants, including (a) the Borrower must maintain a minimum Tangible Net Worth of no less than the sum of (i) $70 million, (ii) 25% of positive Consolidated Earnings earned in any fiscal quarter ending on or after September 30, 2023, (iii) 100% of new equity contributed to the Borrower following the Effective Date, (iv) 100% of any increase in Tangible Net Worth resulting from an Equity Issuance upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests; and (v) 100% of the amount of any repurchase of Equity Interests in the Borrower; (b) a maximum leverage covenant that prohibits the Leverage Ratio from exceeding 2.50 to 1.00 for any fiscal quarter until December 31, 2023, or 2.25 to 1.00 thereafter, (c) a minimum Debt Service Coverage Ratio of 2.50 to 1.00 as of the end of each fiscal quarter, and (d) minimum Liquidity of not less than the greater of (y) $20,000,000 or (z) an amount equal to 1.5 times the trailing twelve month Interest Incurred, at all times and (e) unrestricted cash of not less than fifty percent (50%) of the Liquidity required, at all times.

Borrowings under the Amended Credit Facility bear interest at a rate per annum equal to the greater of either Secured Overnight Financing Rate plus an applicable margin (ranging from 275 basis points to 350 basis points) based on the Company’s leverage ratio as determined in accordance with a pricing grid, or the Base Rate plus the aforementioned applicable margin.

The Borrower may voluntarily prepay loans under the Amended Credit Facility, in whole or in part, without premium or penalty. Subject to the terms and conditions set forth in the Second Amended and Restated Credit Agreement, the Borrower may be required to make certain mandatory prepayments prior to the Maturity Date.

The Second Amended and Restated Credit Agreement also contains certain additional affirmative and negative covenants and customary events of default provisions, including, subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, judgment default, and change of control/change of ownership.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Second Amended and Restated Credit Agreement which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

10.1*	Second Amended and Restated Credit Agreement, dated as of August 10, 2023, among United Homes Group, Inc., Great Southern Homes, Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, and the lenders party thereto
104	Cover page interactive data file (embedded within the Inline XBRL document)

*  Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to supplementally furnish copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2023

United Homes Group, Inc.

By:	/s/ Keith Feldman
Name:	Keith Feldman
Title:	Chief Financial Officer